Item 30. Exhibit (h) i. v. 1.

PARTICIPATION AGREEMENT

Among

VANECK VIP TRUST,

VAN ECK SECURITIES CORPORATION,

VAN ECK ASSOCIATES CORPORATION

and

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

THIS AGREEMENT, made and entered into to be effective on January 28, 2021, by and among MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY, a life insurance company organized under the laws of the Commonwealth of Massachusetts (hereinafter the “Company”), on its own behalf and on behalf of each segregated asset account of the Company set forth on Schedule A hereto and incorporated herein by this reference, as such Schedule A may from time to time be amended by mutual written agreement of the parties hereto (each such account hereinafter referred to as the “Account”), and VANECK VIP TRUST, an unincorporated business trust organized under the laws of the Commonwealth of Massachusetts (hereinafter the “Fund”), VAN ECK SECURITIES CORPORATION (hereinafter the “Underwriter”), a Delaware corporation and VAN ECK ASSOCIATES CORPORATION (hereinafter the “Adviser”), a Delaware corporation.

WHEREAS, the Fund engages in business as an open-end management investment company and is available to act as the investment vehicle for separate accounts established for variable life insurance policies and variable annuity contracts (hereafter referred to collectively as the “Variable Insurance Products”) to be offered by insurance companies which have entered into participation agreements with the Fund and the Underwriter (hereinafter the “Participating Insurance Companies”); and

WHEREAS, the beneficial interest in the Fund is divided into several series of shares, each representing the interest in a particular managed portfolio of securities and other assets (each such series hereinafter referred to as a “Portfolio”); and

WHEREAS, the Fund has obtained an order from the Securities and Exchange Commission (hereinafter the “SEC”) (File No. 812-7451), granting Participating Insurance Companies and variable annuity and variable life insurance separate accounts exemptions from the provisions of Sections 9(a), 13(a), 15(a), and 15(b) of the Investment Company Act of 1940, as amended, (hereinafter the “1940 Act”) and Rules 6e-2(b) (15) and 6e-3(T) (b) (15) thereunder, to the extent necessary to permit shares of the Fund to be sold to and held by variable annuity and variable life insurance separate accounts of both affiliated and unaffiliated life insurance companies (hereinafter the “Shared Funding Order”); and

WHEREAS, the Fund is registered as an open-end management investment company under the 1940 Act and its shares are registered under the Securities Act of 1933, as amended (hereinafter the “1933 Act”); and

WHEREAS, the Variable Insurance Products identified on Schedule A hereto (“Contracts”), as such Schedule may be amended from time to time, have been or will be registered by the Company under the 1933 Act, unless such Contracts are exempt from registration thereunder; and

WHEREAS, each Account is a duly organized, validly existing segregated asset account, established by resolution of the Board of Directors of the Company, on the date shown for such Account on Schedule A hereto, to set aside and invest assets attributable to the aforesaid variable life insurance and variable annuity contracts; and

WHEREAS, the Company has registered or will register each Account as a unit investment trust under the 1940 Act, unless such Account is exempt from registration thereunder; and

WHEREAS, the Underwriter is registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934, as amended (hereinafter the “1934 Act”), and is a member in good standing of the Financial Industry Regulatory Authority, Inc. (hereinafter “FINRA”); and

WHEREAS, the Adviser is duly registered as an investment adviser under the Investment Advisers Act of 1940 and any applicable state securities law; and

WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase shares in the Portfolios on behalf of each Account to fund certain of the aforesaid variable life and variable annuity contracts and the Underwriter is authorized to sell such shares to unit investment trusts such as each Account at net asset value;

NOW, THEREFORE, in consideration of their mutual promises, the Company, the Fund, the Underwriter and the Adviser agree as follows:

ARTICLE I

Sale of Fund Shares

1.1. The Underwriter agrees to sell to the Company those shares of the Portfolios (which are listed on Schedule B attached hereto and incorporated herein by this reference, as such Schedule B may from time to time be amended by mutual written agreement of the parties hereto) which each Account orders, executing such orders on a daily basis at the net asset value per share next computed after receipt by the Fund or its designee of the order for the shares of the Portfolios, at the time of computation as stated in the Fund’s registration statement (“Cutoff Time”), subject to the terms and conditions of this Agreement. Purchase and redemption of shares of the Portfolios of the Fund shall be ordered in such quantities and at such times as determined by the Company to be necessary to meet the requirements of the Contracts. The Cutoff Time generally is 4:00 p.m. (Eastern Time) on that Business Day. For purposes of this Section 1.1, the Company shall be the

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designee of the Fund for receipt of such orders from each Account and receipt by such designee shall constitute receipt by the Fund; provided that the Fund receives notice of such order by 10:00 a.m. Eastern time on the next following Business Day in the case of manual trades made pursuant to Section 1.3 below. “Business Day” shall mean any day on which the New York Stock Exchange is open for business and on which the Fund calculates the Portfolios’ net asset values pursuant to the rules of the SEC. In no event shall the Company accept any order with respect to the Fund or any portfolio thereof after the Cutoff Time or any other time that may be established by law, rule, or regulation, including the rules of an appropriate Self-Regulatory Organization.

1.2 If the parties choose to use Fund/SERV or any other NSCC service, the following provisions shall apply:

The parties agree to communicate, process and settle purchase and redemption transactions for shares with respect to each Account through the NSCC’s Fund/SERV and Networking systems or other NSCC service or system (collectively, the “NSCC System”) unless NSCC Systems are unavailable or if the parties otherwise choose to process transactions manually, in either case they shall process in accordance with Section 1.1 of this Agreement. The following provisions shall apply to transactions for shares with respect to the Accounts through NSCC Systems:

A. For these purposes, “Networking” means NSCC’s system that allows mutual funds and life insurance companies to exchange account level information electronically; and “Settling Bank” shall mean the entity appointed by the Fund or the Company, as applicable, to perform such settlement services on behalf of the Fund and the Company, as applicable, which entity agrees to abide by NSCC’s then current rules and procedures to the extent they relate to same day settlement. In all cases, processing and settlement of share transactions shall be done in a manner consistent with applicable law.

B. On each Business Day, the Company shall aggregate and calculate the net purchase and redemption orders for each Account received by the Company prior to the Close of Trading. The Company shall communicate to the Fund or its designee for that Business Day, through Fund/SERV, the net aggregate purchase or redemption orders for each Account received by the Close of Trading on such Business Day (the “Trade Date”) no later than 7:00 a.m. Eastern Time on the Business Day following the Trade Date. All orders received by the Company after the Close of Trading on a Business Day shall not be transmitted to NSCC prior to the following Business Day. The Fund shall treat all trades communicated to the Fund in accordance with this provision as received prior to the Close of Trading on the Trade Date.

C. The Fund shall calculate the net asset value per share of each Portfolio on each Business Day, and shall furnish to the Company through NSCC’s Networking or Mutual Fund Profile System: (i) the most current net asset value information for each Portfolio; and (ii) in the case of fixed income funds that declare daily dividends, the daily accrual or the interest rate factor. The Fund shall make the net asset value per share for each Portfolio available to the Company on a daily basis as soon as reasonably practical after the the net asset value per share is calculated (normally by 6:30 pm Eastern Time) and shall use its best efforts to make such net asset value per share available by 7:00 pm Eastern Time.

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D. The Company will wire payment for net purchase orders using the Fund’s NSCC Firm Number, in immediately available funds, to an NSCC Settling Bank account designated by the Fund or its designee in accordance with NSCC rules and procedures on the same Business Day such purchase orders are communicated to NSCC.

E. The Fund will redeem any full or fractional shares of any Portfolio, when requested by the Company on behalf of an Account, at the net asset value next computed after receipt by the Company (as designee of the Fund) of the order for redemption. The Fund will use NSCC to wire payment for net redemption orders in immediately available funds, to an NSCC Settling Bank account designated by the Company in accordance with NSCC rules and procedures on the Business Day such redemption orders are communicated to NSCC.

F. In the event there is a delay in the transmission of an order through the NSCC caused by a systems malfunction or delay at the Company, Fund will guarantee the price at which the order to purchase or sell Fund shares was placed, as long as a price protection request is made by 10:00 a.m. Eastern Time on the next Business Day.

1.3 If there are technical problems with Fund/SERV, or if the parties are not able to transmit or receive information through Fund/SERV, or in the event there are rejected trades which require manual settlement due to exceptions processing, then the parties will follow the process set forth in Section 1.1.

1.4. The Fund agrees to make Portfolio shares available for purchase at the applicable net asset value per share by the Company and its Accounts on those days on which the Fund calculates net asset values pursuant to the rules of the SEC and the Fund shall use reasonable efforts to calculate such net asset values on each day on which the New York Stock Exchange is open for trading. Notwithstanding the foregoing, the Board of Trustees of the Fund (hereinafter the “Board”) may refuse to sell shares of any Portfolio to any person, or suspend or terminate the offering of shares of any Portfolio, if such action is required by law or by regulatory authorities having jurisdiction, or if it is, in the sole discretion of the Board, desirable or advisable, and in the best interests of the shareholders of such Portfolio.

1.5. The Fund and the Underwriter agree that shares of the Fund will be sold only to Participating Insurance Companies and their separate accounts or other accounts (e.g., qualified retirement plans) as may be permitted so that the Variable Insurance Products continue to qualify as a “life insurance, annuity or variable contract” under Section 817(h) of the Internal Revenue Code of 1986, as amended (hereinafter the “Code”). No shares of any Portfolio will be sold to the general public.

1.6. The Fund and the Underwriter will not sell Fund shares to any insurance company, separate account or other account unless an agreement containing provisions substantially the same as Article I, Section 2.5 of Article II, Sections 3.4 and 3.5 of Article III, Article V and Article VIII of this Agreement is in effect to govern such sales.

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1.7. Subject to its rights under Section 18(f) of the 1940 Act, the Fund agrees to redeem for cash, on the Company’s request, any full or fractional shares of a Portfolio held by the Company, executing such requests on a daily basis at the net asset value per share next computed after receipt by the Fund or its designee of the request for redemption. For purposes of this Section 1.7, the Company shall be the designee of the Fund for receipt of requests for redemption from each Account and receipt by such designee shall constitute receipt by the Fund; provided that the Fund receives notice of such request for redemption by 10:00 a.m., Eastern Time, on the next following Business Day. Payment of redemption proceeds for any whole or fractional shares shall be made within seven days of actual receipt of the redemption request by the Fund, or within such greater or lesser period as may be permitted by law or rule, regulation, interpretive position or order of the SEC.

1.8. The Company agrees that purchases and redemptions of Portfolio shares offered by the then-current prospectus of the Fund shall be made in accordance with the provisions of such prospectus.

1.9. The Company shall pay for Portfolio shares on the next Business Day after an order to purchase such shares is made in accordance with the provisions of this Article I. Payment shall be in federal funds transmitted by wire. For purposes of Sections 2.10 and 2.11, upon receipt by the Fund of the federal funds so wired, such funds shall cease to be the responsibility of the Company and shall become the responsibility of the Fund.

1.10. Issuance and transfer of the Fund’s shares will be by book entry only. Stock certificates will not be issued to the Company or any Account. Shares ordered from the Fund will be recorded in an appropriate title for each Account or the appropriate subaccount of each Account.

1.11 The Fund agrees to provide the Company (via a third party service such as DST Vision), by 2:00 p.m. Eastern Time on each Business Day, the total number of Portfolio Shares held by each Account as of the close of the immediately preceding Business Day.

1.12. The Fund shall furnish same day notice (by email) to the Company of any income dividends or capital gain distributions payable on a Portfolios’ shares. The Company hereby elects to receive all such income dividends and capital gain distributions as are payable on the Portfolio shares in additional shares of that Portfolio. The Company reserves the right to revoke this election and to receive all such income dividends and capital gain distributions in cash. The Fund shall notify the Company of the number of shares so issued as payment of such dividends and distributions.

1.13. The Fund shall furnish the Company, on each Business Day, with the following information as each becomes available: (i) fund identifier (CUSIP and Ticker), (ii) fund name, (iii) net asset value information as determined at or about the Close of Trading or at such other time at which a Fund’s net asset value is calculated as specified in such Fund’s prospectus, (iv) change in net asset value, (v) dividend information, and (vii) capital gains information (collectively, “Pricing Information”) on a daily basis as soon as reasonably practical after the net asset value per share is calculated and shall use its best efforts to make such Pricing Information available by 7:00 p.m., Eastern Time, even when the NSCC is being utilized for fund orders. This time for transmission shall not be considered the Cutoff Time. The Fund or its designee(s) will also furnish the Company a list of pricing and dividend contacts, and a list of after hour contacts in the event Pricing Information needs to be verified after normal operating hours.

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1.14 If there are corrections to a Portfolio’s net asset value, the determination of the materiality of any net asset value pricing error and its correction shall be based on the SEC’s recommended guidelines regarding these errors. Any material error in the calculation or reporting of net asset value per share, dividend or capital gain information shall be reported promptly to the Company upon discovery. In the event that the Fund or its designee provides incorrect Pricing Information to the Company and said error causes a monetary loss to any Account maintained by the Company, then the Fund shall be responsible for compensating the Account(s) so that any Contract owner who has incurred such a loss shall be made whole in accordance with the Fund’s pricing error correction policy. The Fund agrees to compensate the Company for the reasonable costs of any reprocessing activity necessary to adjust the Company’s record-keeping systems as a result of an error or delay caused by the Fund or its designee. In the event that any Account experiences a monetary gain from incorrect Pricing Information supplied by the Fund or its designee, the Company shall adjust such Account in accordance with the Fund’s pricing error correction policy. In the event that any Account experiences a monetary gain in excess of $10,000, the Fund shall be responsible for all reasonable and demonstrable expenses incurred by the Company in attempting to recover overpayments. The Company shall submit an invoice to the Fund or its agents for such losses incurred as a result of the above which shall be payable within sixty (60) days of receipt. Should a material miscalculation by the Fund or its agents result in a gain to the Company, the Company shall promptly reimburse the Fund, the applicable Portfolios or its agents for any material losses incurred by the Fund, the applicable Portfolios or its agents as a result of the incorrect calculation. Should a material miscalculation by the Fund or its agents result in a gain to Contract owners, the Company will consult with the Fund or its designee as to what reasonable efforts shall be made to recover the money and repay the Fund, the applicable Portfolio or its agents. The Company shall then make such reasonable effort, at the expense of the Fund or its agents, to recover the money and repay the Fund, the applicable Portfolios or its agents; but the Company shall not be obligated to take legal action against Contract owners.

1.15 The Fund agrees that all Participating Insurance Companies shall have the obligations and responsibilities regarding conflicts of interest corresponding to those contained in Article VIII of this Agreement.

1.16 The parties agree to reasonably cooperate for the purpose of discouraging frequent or disruptive trading in Shares of the Portfolios and have entered into a Rule 22c-2 “shareholder information agreement” as of the effective date of this Agreement, attached as Schedule F to this Agreement. Nothing in this Agreement shall require or impose any duty or obligation on the Company to monitor trading activity for compliance with the Fund’s policies regarding frequent trading or market timing.

ARTICLE II

Representations and Warranties

2.1. The Company represents and warrants that the Contracts are or will be registered under the 1933 Act or exempt therefrom; that the Contracts will be issued and sold in compliance in all material respects with all applicable federal and state laws and that the sale of the Contracts shall comply in all material respects with state insurance suitability requirements. The Company

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further represents and warrants that it is an insurance company duly organized and in good standing under applicable law and that it has legally and validly established each Account prior to any issuance or sale thereof as a segregated asset account under the Insurance Code and Regulations of the Commonwealth of Massachusetts, and has registered or, prior to any issuance or sale of the Contracts, will, unless exempt from registration, register each Account as a unit investment trust in accordance with the provisions of the 1940 Act to serve as a segregated investment account for the Contracts.

2.2. The Company represents that the Contracts will be eligible for treatment as life insurance or annuity contracts under applicable provisions of the Code and that it will make every effort to maintain such treatment and that it will notify the Fund and the Underwriter promptly upon having determined that the Contracts may have ceased to be so treated or that they might not be so treated in the future.

2.3. The Company represents and warrants that all of its directors/trustees, employees, agents and other individuals/entities dealing with money and/or securities of the Fund are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage, in an amount not less than $5 million. The aforesaid bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company. The Company shall endeavor to notify the Fund, the Underwriter and the Adviser in the event that such coverage no longer applies.

2.4. The Fund represents and warrants that Fund shares sold pursuant to this Agreement are registered under the 1933 Act and such registration will be maintained to the extent required by law, duly authorized for issuance and sale in compliance in all material respects with the terms of this Agreement and all applicable federal and state securities laws, and that, while shares of the Portfolios are being offered for sale, the Fund is and shall remain registered under the 1940 Act. The Fund shall amend its Registration Statement under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of Portfolio shares. The Fund shall register or otherwise qualify the shares for sale in accordance with the laws of the various states only if and to the extent deemed advisable by the Fund or the Underwriter.

2.5. The Fund represents that each Portfolio is qualified as a Regulated Investment Company under Subchapter M of the Code and that it will make every effort to maintain such qualification (under Subchapter M or any successor or similar provision) and that it will notify the Company promptly upon having determined that any Portfolio may have ceased to so qualify or that it might not so qualify in the future.

2.6. The Fund makes no representation as to whether any aspect of its operations (including, but not limited to, fees, expenses and investment policies) complies with the insurance laws or regulations of the various states except that the Fund represents that the Fund has disclosed or made available, in writing, all information requested by Company and represents and warrants that such written information is true and accurate in all material respects as of the effective date of this Agreement. Without prior written notice to the Company, the Fund will not make any changes in fundamental investment policies or advisory fees, and shall at all times remain in compliance with federal securities law as it applies to insurance products. The Company will use its best efforts to provide the Fund with copies of amendments to provisions of state insurance laws and regulations related to separate accounts and variable products, which may affect Fund operations.

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2.7. The Fund represents that it is lawfully organized and validly existing under the laws of the Commonwealth of Massachusetts and that it does and will comply in all material respects with the 1940 Act.

2.8. The Underwriter represents and warrants that it is a member in good standing of FINRA and is registered as a broker-dealer with the SEC. The Underwriter further represents that it will sell and distribute Portfolio shares to the Company in accordance with all applicable state and federal securities laws, including, without limitation, the 1933 Act, the 1934 Act and the 1940 Act.

2.9. The Adviser represents and warrants that it is and shall remain duly registered in all material respects under all applicable federal and state securities laws and that it shall perform its obligations for the Fund in compliance in all material respects with any applicable state and federal securities laws.

2.10. The Fund, the Underwriter and the Adviser represent and warrant that all of their directors/trustees, officers, employees, investment advisers and other individuals/entities dealing with money and/or securities of the Fund are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Fund, in an amount not less than the minimum coverage as required by Rule 17g-1 of the 1940 Act or related provisions as may from time to time be promulgated. The aforesaid bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company. The Fund shall notify the Company in the event such coverage no longer applies.

ARTICLE III

Prospectuses and Proxy Statements; Voting

3.1. The Underwriter shall provide the Company (at the Underwriter’s expense) with as many copies of the Fund’s current prospectus, and any supplements or amendments to any of the foregoing, as the Company may reasonably request. If requested by the Company in lieu thereof, the Fund shall provide such documentation (including a final copy of the new prospectus as set in type at the Fund’s expense) and other assistance as is reasonably necessary in order for the Company once each year (or more frequently if the prospectus for the Fund is amended) to have the prospectus (or private offering memorandum, if a Contract and its associated Account are exempt from registration) for the Contracts and the Fund’s prospectus(es), statement of additional information, proxy statements, annual reports and semi-annual reports of each Portfolio (and no other portfolio), and any supplements or amendments to any of the foregoing, printed in combination with such documents of other fund companies’ and/or such documents for the Contracts. . In the event the Company desires to utilize summary prospectuses, the Company shall promptly notify the Underwriter and at such time, the parties agree to abide by Schedule G with respect to the use and delivery of summary prospectuses. Expenses associated with providing, printing and distributing such documents shall be allocated in accordance with Schedule H attached to this Agreement. The Underwriter shall reimburse the Company within 60 days, upon

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the Company’s request, for the Company’s reasonable and documented costs. The Underwriter agrees to use best efforts to resolve any billing discrepancy detected by the Company and remit any corrective payment upon demand.

3.2. The Fund’s prospectus shall state that the Statement of Additional Information for the Fund is available from the Underwriter (or in the Fund’s discretion, from the Fund), and the Underwriter (or the Fund), at its expense, shall provide such Statement of Additional Information free of charge to the Company and to any owner of a Contract or prospective owner who requests such Statement.

3.3. The Fund, at its expense, shall provide the Company with copies of its proxy statements, reports to shareholders, and other communications to shareholders in such quantity as the Company shall reasonably require for distributing to Contract owners.

3.4. If and to the extent required by law, the Company shall:

(i)	distribute proxy materials applicable to the Portfolios to Contract owners;

(ii)	solicit voting instructions from Contract owners;

(iii)	vote Portfolio shares in accordance with instructions received from Contract owners; and

(iv)	vote Portfolio shares for which no instructions have been received in the same proportion as shares of such Portfolio for which instructions have been received,

so long as and to the extent that the SEC continues to interpret the 1940 Act to require pass-through voting privileges for variable contract owners. The Company reserves the right to vote Fund shares held in any segregated asset account in its own right, to the extent permitted by law. The Company shall be responsible for assuring that each of its separate accounts participating in the Fund calculates voting privileges in a manner consistent with the standards set forth in the Shared Funding Order and rules and regulations of the SEC, which standards will also be provided to other Participating Insurance Companies.

3.5. The Fund will comply with all provisions of the 1940 Act requiring voting by shareholders, and in particular, the Fund will either provide for annual meetings or comply with Section 16(c) of the 1940 Act (although the Fund is not one of the trusts described in Section 16(c) of that Act) as well as with Sections 16(a) and, if and when applicable, 16(b). Further, the Fund will act in accordance with the SEC’s interpretation of the requirements of Section 16(a) with respect to periodic elections of trustees and with whatever rules the SEC may promulgate with respect thereto.

ARTICLE IV

Sales Material and Information

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4.1. The Company shall furnish, or shall cause to be furnished, to the Fund or its designee, each piece of sales literature or other promotional material in which the Fund, the Underwriter or the Adviser is named, at least fifteen Business Days prior to its use. No such material shall be used unless approved in writing by the Fund or the Underwriter. The Fund and the Underwriter will use reasonable best efforts to provide the Company with written response within ten Business Days of receipt of such materials. Any piece which merely names the Fund, the Underwriter or the Adviser as participating in the Variable Insurance Products may be used after ten Business Days of receipt by the Fund and the Underwriter if the Company has not received a written response from the Fund or the Underwriter.

4.2. The Company shall not give any information or make any representations or statements on behalf of the Fund or concerning the Fund in connection with the sale of the Contracts other than the information or representations contained in the registration statement or prospectus for the Fund, as such registration statement and prospectus may from time to time be amended or supplemented, or in reports or proxy statements for the Fund, or in sales literature or other promotional material provided to the Company by the Fund or its designee or by the Underwriter, except with the written permission of the Fund or the Underwriter, pursuant to Section 4.1 hereof.

4.3. The Company agrees that neither the Fund, the Underwriter nor the Adviser will be responsible for any errors or omissions in communications prepared by the Company for Contract owners except to the extent that the error or omission resulted from information provided by or on behalf of the Underwriter or the Fund. In no event shall the Fund, any portfolio of the Fund, the shareholders of any such portfolio or any officers or trustees of the Fund have any liability or responsibility with respect to any sales literature or promotional material.

4.4. The Fund, the Underwriter or their designee shall furnish, or shall cause to be furnished, to the Company or its designee, each piece of sales literature or other promotional material in which the Company and/or its separate account(s), is named at least fifteen Business Days prior to its use. No such material shall be used unless approved in writing by the Company or its designee. The Company will use reasonable best efforts to provide the Fund with written response within ten Business Days of receipt of such materials. Any piece which merely states that the Fund, the Underwriter or the Adviser are participating in the Variable Insurance Products may be used after ten Business Days after receipt by the Company if the Fund or the Underwriter have not received a written response from the Company.

4.5. The Fund and the Underwriter shall not give any information or make any representations on behalf of the Company or concerning the Company, each Account, or the Contracts other than the information or representations contained in a registration statement or prospectus for the Contracts, as such registration statement and prospectus may from time to time be amended or supplemented, or in published reports which are in the public domain or approved by the Company for distribution to Contract owners, or in sales literature or other promotional material approved by the Company or its designee, except with the permission of the Company.

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4.6. The Fund will provide to the Company at least one complete copy of all registration statements, prospectuses, Statements of Additional Information, reports, proxy statements, solicitations for voting instructions, sales literature and other promotional materials, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to any of the Portfolios or their shares, promptly following the filing of such document with the SEC or other regulatory authorities.

4.7. The Company will provide to the Fund, upon the Fund’s request, at least one complete copy of all registration statements, prospectuses, Statements of Additional Information, reports, solicitations for voting instructions, sales literature and other promotional materials, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Contracts or each Account; and, if a Contract and its associated Account are exempt from registration, the equivalents to the above.

4.8. For purposes of this Agreement, the phrase “sales literature or other promotional material” includes, but is not limited to, any of the following that refer to the Fund or any affiliate of the Fund: advertisements (such as material published or designed for use in a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape or electronic display, signs or billboards, motion pictures, or other public media), sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, reprints or excerpts of any other advertisement, sales literature or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees.

4.9. Subject to the terms of Sections 4.1 and 4.2 of this Agreement, the Fund, the Underwriter and the Adviser hereby each consents in connection with the marketing of the Contracts to the Company’s use of their names or other identifying marks in connection with the marketing of the Contracts so long Company ensures that such use of names or other identifying marks complies with applicable law and regulations. The Fund, the Underwriter and the Adviser may withdraw this authorization as to any particular use of any such name or identifying mark at any time: (i) upon a reasonable determination that such use would have a material adverse effect on its reputation or marketing efforts or its affiliates or (ii) if any of the Portfolios of the Fund cease to be available through the Company. Except as set forth in the previous sentence, the Company will not cause or permit, without prior written permission, the use, description or reference to a Fund party’s name, or to the relationship.

ARTICLE V

Fees and Expenses

5.1. If the Fund or any Portfolio adopts and implements a plan pursuant to Rule 12b-1 to finance distribution expenses, or has adopted and implemented such a plan, then the Underwriter may make payments to the Company or to the underwriter for the Contracts if and in amounts agreed to by the Underwriter in writing and in conformity with such plan. Such current payments are listed in Schedule B (which may be amended from time to time by the Fund to reflect any changes to the Fund’s/Portfolio’s 12b-1 plan). No such payments shall be made directly by the Fund.

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5.2. Except as otherwise expressly provided in the Agreement, all expenses incident to performance by the Fund under this Agreement shall be paid by the Fund. The Fund shall see to it that all Portfolio shares are registered and authorized for issuance in accordance with applicable federal law and, if and to the extent deemed advisable by the Fund, in accordance with applicable state laws prior to their sale. The Fund shall bear the expenses for the cost of registration and qualification of the Portfolios’ shares, preparation and filing of the Fund’s prospectus and registration statement, proxy materials and reports, setting the prospectus in type, setting in type and printing the proxy materials and reports to shareholders (including the costs of printing a prospectus that constitutes an annual report), the preparation of all statements and notices required by any federal or state law and all taxes on the issuance or transfer of the Portfolios’ shares.

5.3 The Fund, the Underwriter and the Adviser shall pay no fee or other compensation to the Company under this Agreement other than pursuant to Schedule D attached to this Agreement, and the Company shall pay no fee or other compensation to the Fund, the Underwriter or the Adviser under this Agreement. The compensation to the Company pursuant to Schedule D shall be for the administrative services set out in Schedule E.

ARTICLE VI

Diversification

6.1. The Fund and the Adviser represent and warrant that the Fund will at all times invest money from the Contracts in such a manner as to ensure that the Contracts will be treated as variable contracts under the Code and the regulations issued thereunder. Without limiting the scope of the foregoing, the Fund will at all times comply with Section 817(h) of the Code and Treasury Regulation 1.817-5, relating to the diversification requirements for variable annuity, endowment or life insurance contracts and any amendments or other modifications to such Section or Regulation. In the event a Portfolio ceases to so qualify, or upon having a reasonable basis for believing that a Portfolio has ceased to so comply or that a Portfolio might not comply in the future,, the Fund will take all steps (a) to notify Company of such breach and (b) to adequately diversify the Fund so as to achieve compliance with the grace period afforded by Regulation 1.817-5. In the event a failure is discovered after the grace period expired, the Fund or Sponsor will be responsible for the cost of any filing under Treasury Regulation 1.817-5(a)(2) and any required payment to the Internal Revenue Service or Treasury.

ARTICLE VII

Additional Agreements

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7.1. The Company agrees that it will offer or sell Fund shares in compliance with all applicable federal and state law and regulation including, without limitation, the Securities Exchange Act of 1934 (“Exchange Act”), the 1940 Act and the 1933 Act.

7.2. The Company additionally agrees to comply with (1) all applicable compensation disclosure requirements, including any requirements related to revenue sharing; (2) all suitability requirements; (3) all applicable laws, rules and regulations related to the protection of the privacy and safeguarding of information of beneficial owners of Fund shares and their accounts, including, without limitation, Regulation S-P; and (4) the Bank Secrecy Act, as amended, and other applicable anti-money laundering law, regulation, rules or interpretations thereunder, including without limitation those applicable to customer identification procedures, the filing of suspicious activity reports and the adoption and maintenance of an anti-money laundering program. In addition, the Company will comply with all requirements to verify whether its customers or potential customers may not purchase Fund shares by reason of being a person, country or other entity forbidden to do so by the Office of Foreign Assets Control of the U.S. Department of Treasury or any similar list maintained by the United States government or its agencies or instrumentalities or any applicable self-regulatory organization.

7.3. Upon request of one of the other parties to this Participation Agreement, the Company will provide a certification of its compliance with the Bank Secrecy Act or other anti-money laundering law or regulation or rule, that is satisfactory to such other party.

ARTICLE VIII

Potential Conflicts

8.1. The Fund agrees that the Board will monitor the Fund for the existence of any material irreconcilable conflict between the interests of the contract owners of all separate accounts investing in the Fund. A material irreconcilable conflict may arise for a variety of reasons, including: (a) an action by any state insurance regulatory authority; (b) a change in applicable federal or state insurance, tax or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretive letter or any similar action by insurance, tax, or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of a Portfolio are being managed; (e) a difference in voting instructions given by variable annuity contract and variable life insurance contract owners; or (f) a decision by a Participating Insurance Company to disregard the voting instructions of contract owners. The Board shall promptly inform the Company if it determines that a material irreconcilable conflict exists and the implications thereof.

8.2. The Company will report any potential or existing conflicts to the Board. The Company will assist the Board in carrying out its responsibilities under the Shared Funding Order, by providing the Board with all information reasonably necessary for the Board to consider any issues raised. This includes, but is not limited to, an obligation by the Company to inform the Board whenever any of the events in Section 8.1, as they pertain to the Company, occur (e.g., a decision to disregard contract owner voting instructions).

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8.3. If it is determined by a majority of the Board, or a majority of its disinterested trustees, that a material irreconcilable conflict exists, the Company and other Participating Insurance Companies shall, at their expense and to the extent reasonably practicable (as determined by a majority of the disinterested trustees), take whatever steps are necessary to remedy or eliminate the material irreconcilable conflict, up to and including: (1) withdrawing the assets allocable to some or all of the separate accounts from the Fund or any Portfolio and reinvesting such assets in a different investment medium, including (but not limited to) another Portfolio of the Fund, or submitting the question whether such segregation should be implemented to a vote of all affected Contract owners and, as appropriate, segregating the assets of any appropriate group (i.e., annuity contract owners, life insurance contract owners or variable contract owners of one or more Participating Insurance Companies) that votes in favor of such segregation, or offering to the affected contract owners the option of making such a change, and (2) establishing a new registered management investment company or managed separate account.

8.4. If a material irreconcilable conflict arises because of a decision by the Company to disregard contract owner voting instructions and that decision represents a minority position or would preclude a majority vote, the Company may be required, at the Fund’s election, to withdraw the affected Account’s investment in the Fund and terminate this Agreement with respect to such Account; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested trustees of the Board. Any such withdrawal and termination must take place within six months after the Fund gives written notice that this provision is being implemented, and until the end of that six month period the Fund and the Underwriter shall continue to accept and implement orders by the Company for the purchase (and redemption) of shares of the Fund.

8.5. If a material irreconcilable conflict arises because a particular state insurance regulator’s decision applicable to the Company conflicts with that of other state regulators, then the Company will withdraw the affected Account’s investment in the Fund and terminate this Agreement with respect to such Account within six months after the Board informs the Company in writing that it has determined that such decision has created a material irreconcilable conflict; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested trustees of the Board. Until the end of that six month period, the Fund and the Underwriter shall continue to accept and implement orders by the Company for the purchase (and redemption) of shares of the Fund.

8.6. For purposes of Sections 8.3 through 8.6 of this Agreement, a majority of the disinterested trustees of the Board shall determine whether any proposed action adequately remedies a material irreconcilable conflict, but in no event will the Fund be required to establish a new funding medium for the Contracts. The Company shall not be required by Section 8.3 to establish a new funding medium for the Contracts if an offer to do so has been declined by vote of a majority of Contract owners materially adversely affected by the material irreconcilable conflict. In the event that the Board determines that any proposed action does not adequately remedy a material irreconcilable conflict, then the Company will withdraw the Account’s investment in the Fund and terminate this Agreement within six months after the Board informs the Company in writing of the foregoing determination; provided, however, that such withdrawal and termination shall be limited to the extent required by any such material irreconcilable conflict as determined by a majority of the disinterested trustees of the Board.

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8.7. If and to the extent that Rule 6e-2 and Rule 6e-3(T) are amended, or Rule 6e-3 is adopted, to provide exemptive relief from any provision of the 1940 Act or the rules promulgated thereunder with respect to mixed or shared funding (as defined in the Shared Funding Order) on terms and conditions materially different from those contained in the Shared Funding Order, then (a) the Fund and/or the Participating Insurance Companies, as appropriate, shall take such steps as may be necessary to comply with Rules 6e-2 and 6e-3(T), as amended, and Rule 6e-3 as adopted, to the extent such rules are applicable; and (b) Sections 3.4, 3.5, 8.1, 8.2, 8.3, 8.4 and 8.5 of this Agreement shall continue in effect only to the extent that terms and conditions substantially identical to such Sections are contained in such Rule(s) as so amended or adopted.

ARTICLE IX

Indemnification

9.1. Indemnification By The Company

9.1(a). The Company agrees to indemnify and hold harmless the Fund, the Underwriter and the Adviser and each trustee/director, officer, employee and agent thereof and each person, if any, who controls the Fund, the Underwriter, or the Adviser within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section 9.1) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company), or expenses (including the reasonable costs of investigating or defending any alleged loss, claim, damange, liability, or expense and reasonable legal counsel) (hereinafter referred to collectively as a “Loss”), to which the Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as a Loss is related to the sale or acquisition of the Fund’s shares or the Contracts and:

(i)	arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement, prospectus or private offering memorandum for the Contracts or contained in the Contracts or sales literature or other promotional materials for the Contracts (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Indemnified Party for use in the registration statement or prospectus for the Contracts or in the Contracts or in sales literature or any other promotional materials (or any amendment or supplement to any of the foregoing); or
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(ii)	arise out of or as a result of statements or representations (other than statements or representations contained in the registration statement, prospectus or sales literature or other promotional materials of the Fund not supplied by the Company, or persons under its control) or wrongful conduct of the Company or persons under its control, with respect to the sale or distribution of the Contracts or Fund shares; or

(iii)	arise out of any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus or sales literature or other promotional materials of the Fund (or any amendment or supplement to any of the foregoing) or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon or in conformity with written information furnished to the Fund, the Underwriter or the Adviser by or on behalf of the Company; or

(iv)	arise as a result of any failure by the Company to provide the services and furnish the materials under the terms of this Agreement; or

(v)	arise out of or result from any material breach of any representation and/or warranty made by the Company in this Agreement or arise out of or result from any other material breach of this Agreement by the Company, as limited by and in accordance with the provisions of Sections 9.1 (b) and 9.1(c) hereof.

9.1(b). The Company shall not be liable under this indemnification provision with respect to any Loss incurred or assessed against an Indemnified Party as such may arise from such Indemnified Party’s willful misfeasance, bad faith or gross negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of obligations or duties under this Agreement or to the Fund, the Underwriter or the Adviser, whichever is applicable.

9.1(c). The Company shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Company in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Company of any such claim shall not relieve the Company from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Parties, the Company shall be entitled to participate, at its own expense, in the defense thereof. The Company also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the Company to such Party of the Company’s election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Company will not be liable to such

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Party under this Agreement for any legal or other expenses subsequently incurred by such Party independently in connection with the defense thereof other than reasonable costs of investigation. Any notice given by the indemnifying party to an Indemnified Party in control of the litigation of any claim by the indemnifying party shall in no event be deemed to be an admission by the indemnifying party of culpability, and the indemnifying party shall be free to contest liability among the parties with respect to the claim.

9.1(d). The Indemnified Parties will promptly notify the Company of the commencement of any litigation or proceedings against them or any of their officers or directors in connection with this Agreement, the issuance or sale of Portfolio shares or the Contracts or the operation of the Fund.

9.2. Indemnification By The Fund

9.2(a). The Fund agrees to indemnify and hold harmless the Company, and each of its directors/trustees and officers, employees and agents, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section 9.2) against any Loss to which the Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as a Loss is related to the operations of the Fund and:

(i)	arise as a result of any failure by the Fund to provide the services and furnish the materials under the terms of this Agreement (including a failure to comply with the diversification requirements specified in Article VI of this Agreement); or

(ii)	arise out of or result from any material breach of any representation and/or warranty made by the Fund in this Agreement or arise out of or result from any other material breach of this Agreement by the Fund, as limited by and in accordance with the provisions of Sections 9.2(b) and 9.2(c) hereof.

9.2(b). The Fund shall not be liable under this indemnification provision with respect to any Loss incurred or assessed against an Indemnified Party as such may arise from such Indemnified Party’s willful misfeasance, bad faith or gross negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of obligations and duties under this Agreement or to the Company, or an Account, , whichever is applicable.

9.2(c). The Fund shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Fund in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Fund of any such claim shall not relieve the Fund from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified

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Parties, the Fund shall be entitled to participate, at its own expense, in the defense thereof. The Fund also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the Fund to such party of the Fund’s election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Fund will not be liable to such Party under this Agreement for any legal or other expenses subsequently incurred by such Party independently in connection with the defense thereof other than reasonable costs of investigation. Any notice given by the indemnifying party to an Indemnified Party in control of the litigation of any claim by the indemnifying party shall in no event be deemed to be an admission by the indemnifying party of culpability, and the indemnifying party shall be free to contest liability among the parties with respect to the claim.

9.2(d). The Company will promptly notify the Fund of the commencement of any litigation or proceedings against the Indemnified Parties or any of their officers or directors in connection with this Agreement, the issuance or sale of Portfolio shares or the Contracts, the operation of each Account or the acquisition of shares of the Fund.

9.3. Indemnification By The Underwriter

9.3(a) The Underwriter agrees to indemnify and hold harmless the Company and each of its directors/trustees and officers, employees and agents, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section 9.3) against any Loss to which the Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as a Loss is related to the sale or acquisition of the Fund’s shares or the Contracts and:

(i)	arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement or prospectus or sales literature or other promotional materials of the Fund (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with written information furnished to the Fund, the Underwriter or the Adviser by or on behalf of the Indemnified Party for use in the registration statement or prospectus of the Fund or in sales literature or other promotional materials (or any amendment or supplement to any of the foregoing); or

(ii)	arise out of or as a result of statements or representations (other than statements or representations contained in the registration statement, prospectus or sales literature or other promotional materials for the Contracts not supplied by the Underwriter or persons under its control) or wrongful conduct of the Fund or Underwriter or persons under their control, with respect to the sale or distribution of the Contracts or Fund shares; or
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(iii)	arise out of any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus or private offering memorandum for the Contracts or contained in the Contracts or sales literature or other promotional materials for the Contracts (or any amendment or supplement to any of the foregoing) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement or statements therein not misleading, if such statement or omission was made in reliance upon or in conformity with written information furnished to the Company by or on behalf of the Fund or the Underwriter; or

(iv)	arise as a result of any failure by the Underwriter to provide the services and furnish the materials under the terms of this Agreement (including a failure, whether unintentional or in good faith or otherwise, to comply with the diversification requirements specified in Article VI of this Agreement); or

(v)	arise out of or result from any material breach of any representation and/or warranty made by the Underwriter in this Agreement or arise out of or result from any other material breach of this Agreement by the Underwriter, as limited by and in accordance with the provisions of Sections 9.3(b) and 9.3(c) hereof.

9.3(b). The Underwriter shall not be liable under this indemnification provision with respect to any Loss incurred or assessed against an Indemnified Party as such may arise from such Indemnified Party’s willful misfeasance, bad faith or gross negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of obligations and duties under this Agreement or to the Company or an Account, whichever is applicable.

9.3(c). The Underwriter shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Underwriter in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Underwriter of any such claim shall not relieve the Underwriter from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Parties, the Underwriter shall be entitled to participate, at its own expense, in the defense thereof. The Underwriter also shall be entitled to assume the defense thereof, with counsel satisfactory to the Party named in the action. After notice from the Underwriter to such Party of the Underwriter’s election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Underwriter will not be liable to such Party under this Agreement for any legal or other expenses subsequently incurred by such Party independently in connection with the defense thereof other than reasonable costs of investigation. Any notice given by the indemnifying party to an Indemnified Party in control of the litigation of any claim by the indemnifying party shall in no event be deemed to be an admission by the indemnifying party of culpability, and the indemnifying party shall be free to contest liability among the parties with respect to the claim.

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9.3(d). The Company will promptly notify the Underwriter of the commencement of any litigation or proceedings against the Indemnified Parties in connection with this Agreement, the issuance or sale of Portfolio shares or the Contracts or the operation of each Account.

9.4. Indemnification By The Adviser

9.4(a) The Adviser agrees to indemnify and hold harmless the Company and each of its directors/trustees and officers, employees and agents, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section 9.4) against any Loss to which the Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as a Loss is related to the sale or acquisition of the Fund’s shares or the Contracts and:

(i)	arise out of or as a result of statements or representations (other than statements or representations contained in the registration statement, prospectus or sales literature or other promotional materials for the Contracts not supplied by the Adviser, or persons under its control) or wrongful conduct of the Adviser or persons under its control, with respect to the sale or distribution of the Contracts or Fund shares; or

(ii)	arise out of any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus or private offering memorandum for the Contracts or contained in the Contracts or sales literature or other promotional materials for the Contracts (or any amendment or supplement to any of the foregoing) or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement or statements therein not misleading, if such statement or omission was made in reliance upon or in conformity with written information furnished to the Company by or on behalf of the Adviser; or

(iii)	arise as a result of any failure by the Adviser to provide the services and furnish the materials under the terms of this Agreement (including a failure by the Fund, whether unintentional or in good faith or otherwise, to comply with the diversification requirements specified in Article VI of this Agreement); or

(iv)	arise out of or result from any material breach of any representation and/or warranty made by the Adviser in this Agreement or arise out of or result from any other material breach of this Agreement by the Adviser, as limited by and in accordance with the provisions of Sections 9.4(b) and 9.4(c) hereof.
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9.4(b). The Adviser shall not be liable under this indemnification provision with respect to any Loss incurred or assessed against an Indemnified Party as such may arise from such Indemnified Party’s willful misfeasance, bad faith or gross negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of obligations and duties under this Agreement or to the Company or an Account, whichever is applicable.

9.4(c). The Adviser shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Adviser in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Adviser of any such claim shall not relieve the Adviser from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Parties, the Adviser shall be entitled to participate, at its own expense, in the defense thereof. The Adviser also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the Adviser to such party of the Adviser’s election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Adviser will not be liable to such Party under this Agreement for any legal or other expenses subsequently incurred by such Party independently in connection with the defense thereof other than reasonable costs of investigation. Any notice given by the indemnifying party to an Indemnified Party in control of the litigation of any claim by the indemnifying party shall in no event be deemed to be an admission by the indemnifying party of culpability, and the indemnifying party shall be free to contest liability among the parties with respect to the claim.

9.4(d). The Company will promptly notify the Adviser of the commencement of any litigation or proceedings against the Indemnified Parties in connection with this Agreement, the issuance or sale of Portfolio shares or the Contracts or the operation of each Account.

9.5 Any party seeking indemnification (the “Potential Indemnitee”) will promptly notify any party from whom they intend to seek indemnification (each a “Potential Indemnitor”) of all demands made and/or actions commenced against the Potential Indemnitee which may require a Potential Indemnitor to provide such indemnification. At its option and expense, a Potential Indemnitor may retain counsel and control any litigation for which it may be responsible to indemnify a Potential Indemnitee under this Agreement. Failure to so notify a Potential Indemnitor in the matter prescribed herein will not relieve the Potential Indemnitor from any liability under this Agreement with respect to such claim, except to the extent such other party is actually prejudiced thereby.

9.6 With respect to any claim, the parties each shall give the others reasonable access during normal business hours to its books, records, and employees and those books, records, and employees within its control pertaining to such claim, and shall otherwise cooperate with one and other in the defense of any claim. Regardless of which party defends a particular claim, the

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defending party shall use reasonable best efforts give the other parties written notice of any significant development in the case as soon as practicable, and such other parties, at all times, shall have the right to intervene in the defense of the case.

9.7 If a party is defending a claim and indemnifying another party hereto, and: (i) a settlement proposal is made by the claimant, or (ii) the defending party desires to present a settlement proposal to the claimant, then the defending party promptly shall notify the Indemnified Party of such settlement proposal together with its counsel’s recommendation. If the defending party desires to enter into the settlement and the Indemnified Party fails to consent within thirty (30) Business Days (unless such period is extended, in writing, by mutual agreement of the parties hereto), then the Indemnified Party, from the time it fails to consent forward, shall defend the claim and shall indemnify the defending party for all costs associated with the claim which are in excess of the proposed settlement amount.

Regardless of which party is defending the claim: (i) if a settlement requires an admission of liability by the non-defending party or would require the non-defending party to either take action (other than purely ministerial action) or refrain from taking action (due to an injunction or otherwise) (a “Specific Performance Settlement”), the defending party may agree to such settlement only after obtaining the express, written consent of the non-defending party. If a non-defending party fails to consent to a Specific Performance Settlement, the consequences described in the last sentence of the first paragraph of this Section 9.7 shall not apply.

9.8 The parties shall use good faith efforts to resolve any dispute concerning this indemnification obligation. Should those efforts fail to resolve the dispute, the ultimate resolution shall be determined in a de novo proceeding, separate and apart from the underlying matter complained of, before a court of competent jurisdiction. Either party may initiate such proceedings with a court of competent jurisdiction at any time following the termination of the efforts by such parties to resolve the dispute (termination of such efforts shall be deemed to have occurred thirty (30) days from the commencement of the same unless such time period is extended by the written agreement of the parties). The prevailing party in such a proceeding shall be entitled to recover reasonable attorneys’ fees, costs, and expenses.

ARTICLE X

Applicable Law

10.1. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of New York without giving effect to the principles of conflicts of laws.

10.2. This Agreement shall be subject to the provisions of the 1933 Act, the 1934 Act and the 1940 Act and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant (including, but not limited to, the Shared Funding Order) and the terms of this Agreement shall be interpreted and construed in accordance therewith.

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ARTICLE XI

Termination

11.1.	This Agreement shall continue in full force and effect until the first to occur of:

(a)	termination by any party for any reason by sixty (60) days’ advance written notice delivered to the other parties; or

(b)	termination by the Company by written notice to the Fund and the Underwriter with respect to any Portfolio based upon the Company’s determination that shares of such Portfolio are not reasonably available to meet the requirements of the Contracts or are not “appropriate funding vehicles” for the Contracts, as reasonably determined by the Company; or

(c)	termination by the Company by written notice to the Fund and the Underwriter with respect to any Portfolio in the event any of the Portfolio’s shares are not registered, issued or sold in accordance with applicable state and/or federal law or such law precludes the use of such shares as the underlying investment media of the Contracts issued or to be issued by the Company; or

(d)	termination by the Company by written notice to the Fund, the Underwriter and the Adviser with respect to any Portfolio in the event that such Portfolio ceases to qualify as a “regulated investment company” under Subchapter M of the Code or under any successor or similar provision, or if the Company reasonably believes that the Fund will fail to so qualify; or

(e)	termination by the Company by written notice to the Fund, the Underwriter and the Adviser with respect to any Portfolio in the event that such Portfolio fails to meet the diversification requirements specified in Article VI hereof; or

(f)	termination by either the Fund or the Underwriter by written notice to the Company, if either one or both of the Fund or the Underwriter shall determine, in their sole judgment exercised in good faith, that the Company has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity; or

(g)	termination by the Company by written notice to the Fund and the Underwriter, if the Company shall determine, in its sole judgment exercised in good faith, that either the Fund, the Adviser, or the Underwriter has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity; or
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(h)	At the option of the Fund, the Underwriter or the Adviser upon institution of formal proceedings against the Company by FINRA, the SEC, or any insurance department or any other regulatory body regarding the Company’s duties under this Agreement or related to the sale of the Contracts, the operation of the Accounts, or the purchase of the Shares; provided that the party terminating this Agreement under this provision shall give notice of such termination to the other parties to this Agreement.

(i)	At the option of the Company upon institution of formal proceedings against the Fund, the Underwriter or the Adviser by FINRA, the SEC, or any state securities or insurance department or any other regulatory body regarding the duties of the Fund, the Underwriter or the Adviser under this Agreement or related to the sale of the Shares; provided that the party terminating this Agreement under this provision shall give notice of such termination to the other parties to this Agreement.

(j)	At the option of any party to this Agreement, upon another unaffiliated party’s material breach of any provision of or representation contained in this Agreement.

11.2. Effect of Termination. Notwithstanding termination of this Agreement, the Fund and the Underwriter shall, if the Company and the Underwriter mutually agree, continue for a period not exceeding six (6) months to make available additional shares of the Fund pursuant to the terms and conditions of this Agreement, for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as “Existing Contracts”). Specifically, without limitation, the owners of the Existing Contracts shall be permitted to transfer or reallocate investment in Portfolio Shares under the Contracts, redeem investments in any Portfolio and/or invest in the Portfolio Shares upon the making of additional purchase payments under the Existing Contracts. The parties agree that this Section 11.2 shall not apply to any terminations under Section 1.4 of Article I or under Article VIII, and the effect of such Article VIII terminations shall be governed by Article VIII of this Agreement.

11.3 The Company shall not redeem Fund shares attributable to the Contracts (as opposed to Fund shares attributable to the Company’s assets held in the Account) except (i) as necessary to implement Contract Owner initiated or approved transactions; or (ii) as required by state and/or federal laws or regulations or judicial or other legal precedent of general application (hereinafter referred to as a “Legally Required Redemption”); or (iii) as a result of action by the Fund’s Board, acting in good faith, upon sixty (60) days’ advance written notice to the Company and Contract Owners. Upon request, the Company will promptly furnish to the Fund and the Underwriter the opinion of counsel for the Company (which counsel shall be reasonably satisfactory to the Fund and the Underwriter) to the effect that any redemption pursuant to clause (ii) above is a Legally Required Redemption, or is as permitted by an order of the SEC pursuant to Section 26(b) of the 1940 Act. In the event that the Company is to redeem shares pursuant to clause (iii) above, the Fund will promptly furnish to the Company the opinion of counsel for the Fund (which counsel

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shall be reasonably satisfactory to the Company) to the effect that any such redemption is not in violation of the 1940 Act or any rule or regulation thereunder, or is as permitted by an order of the SEC. Furthermore, except in cases where permitted under the terms of the Contracts, the Company shall not prevent Contract Owners from allocating payments to a Portfolio that was otherwise available under the Contracts without first giving the Fund or the Underwriter 90 days’ advance written notice of its intention to do so.

11.4 Notwithstanding any termination of this Agreement, each party’s obligation under Article IX to indemnify the other parties shall survive. In addition, with respect to Existing Contracts, all provisions of this Agreement shall also survive and not be affected by any termination of this Agreement.

11.5 The notice shall specify the Portfolio or Portfolios, Contracts and, if applicable, the Accounts as to which the Agreement is to be terminated.

11.6 It is understood and agreed that the right of any party hereto to terminate this Agreement pursuant to Section 11.1(a) may be exercised for cause or for no cause.

ARTICLE XII

Notices

Any notice shall be sufficiently given when sent by registered or certified mail or next-day delivery to the other parties at the address of such parties set forth below or at such other address as any party may from time to time specify in writing to the other parties.

If to the Company:

Massachusetts Mutual Life Insurance Company

1295 State Street

Springfield, MA 01111

Attention: Office of the General Counsel

If to the Fund:

666 Third Avenue – 9th Floor

New York, New York 10017

Attention: President, with a copy to the General Counsel

If to the Underwriter:

666 Third Avenue – 9th Floor

New York, New York 10017

Attention: President, with a copy to the General Counsel

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If to the Adviser:

666 Third Avenue – 9th Floor

New York, New York 10017

Attention: President, with a copy to the General Counsel

ARTICLE XIII

Miscellaneous

13.1. All persons dealing with the Fund must look solely to the property of the Fund for the enforcement of any claims against the Fund as neither the Board, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of the Fund.

13.2. Subject to the requirements of legal process and regulatory authority, each party hereto shall treat as confidential the names and addresses of the owners of the Contracts and all information reasonably identified as confidential in writing by any other party hereto and, except as permitted by this Agreement, shall not disclose, disseminate or utilize such names and addresses and other confidential information without the express written consent of the affected party, until such time as it may come into the public domain.

13.3. The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

13.4. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be demmed an original but all of which taken together shall constitute one and the same instrument.

13.5. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

13.6. Each party hereto shall cooperate with each other party and all appropriate governmental authorities (including, without limitation, the SEC, FINRA and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

13.7. The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

13.8. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns; provided, however, that this Agreement or any of the rights and obligations hereunder may not be assigned by any party without the prior written consent of all parties hereunder; provided, however, upon advance written notice to the Company, that the Underwriter may assign this Agreement or any rights or obligations hereunder to any affiliate of or company under common control with the Underwriter, if such assignee is duly licensed and registered to perform the obligations of the Underwriter under this Agreement.

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13.9 The parties to this Agreement acknowledge and agree that this Agreement shall not be exclusive in any respect.

13.10 No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by all parties.

13.11 This Agreement, including all attachments hereto, constitutes the entire agreement between the parties with respect to the subject matter contained herein, and supersedes all prior or contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

13.12 Nothing in this Agreement shall be construed to give any person or entity other than the parties hereto any legal or equitable claim, right or remedy. This Agreement is intended to be for the sole and exclusive benefit of the parties hereto.

[Signature page follows]

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative and its seal to be hereunder affixed hereto as of the date specified below.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY		Attest:

By:	/s/ Michael S. Dunn	By:	/s/ Melissa A. Roscoe
Name:	Michael S. Dunn	Name:	Melissa A. Roscoe
Title:	Head of Institutional Insurance	Title:	Executive Assistant

VANECK VIP TRUST		Attest:

By:	/s/ Laura Hamilton	By:	/s/ Alison Emanuel
Name:	Laura Hamilton	Name:	Alison Emanuel
Title:	Vice President	Title:	Paralegal

VAN ECK SECURITIES CORPORATION		Attest:

By:	/s/ Laura Hamilton	By:	/s/ Alison Emanuel
Name:	Laura Hamilton	Name:	Alison Emanuel
Title:	Assistant Vice President	Title:	Paralegal

VAN ECK ASSOCIATES CORPORATION		Attest:

By:	/s/ Matthew Babinsky	By:	/s/ Alison Emanuel
Name:	Matthew Babinsky	Name:	Alison Emanuel
Title:	Assistant Vice President	Title:	Paralegal
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SCHEDULE A

Separate Accounts of Massachusetts Mutual Life Insurance Company participating in Portfolios of the Fund:

•	Massachusetts Mutual Variable Life Separate Account IX
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SCHEDULE B

Portfolios and Classes of the Fund now or in the future offered to Separate Accounts of Massachusetts Mutual Life Insurance Company, including, but not limited to the below. For the avoidance of doubt, this Schedule B shall be deemed to include future Portfolios and Classes of the Fund.

Portfolio Name	Class of Shares	CUSIP
VanEck VIP Emerging Markets	Initial	921082608
VanEck VIP Global Hard Assets	Initial	921082301
VanEck VIP Emerging Markets Bond	Initial	921082509
VanEck VIP Emerging Markets	S	921082756
VanEck VIP Global Hard Assets Fund	S	921082822
VanEck VIP Global Gold Fund	S	921082798

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SCHEDULE C

[RESERVED]

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SCHEDULE D

Fees, Expenses and Compensation payable to the Company:

Company shall provide the administrative services set out in Schedule E as the same may be amended from time to time. For such services, the Underwriter and/or Adviser agrees to pay Company as follows:

•	Assets Under Management. Each quarter, the Fund or its designee shall calculate and pay to the Company a fee that shall be equal to [ ], on an annualized basis, of the average daily account value of all assets in the Initial Class of each Portfolio in connection with the Contracts.

The parties to this Agreement recognize and agree that the Underwriter’s and/or Adviser’s payments hereunder are for administrative services and personal Contract Owner services (as described in Schedule E) only and do not constitute payment in any manner for investment advisory services or for costs of distribution of Contracts or of Portfolio shares, and are not otherwise related to investment advisory or distribution services or expenses. The Company represents and warrants that the fees to be paid by the Underwriter and/or Adviser for services to be rendered by Company pursuant to the terms of this Agreement are to compensate the Company for providing administrative services to the Funds and for providing personal services to Contract Owners as described in Schedule E, and are not designed to reimburse or compensate the Company for providing any other services with respect to the Contracts or any variable account.

Payment Instructions:

By Automated Clearing House:

Bank: Chase Manhattan Bank

ABA#: 021000021

Account Name: MassMutual

Account Number: 323956297

Reference: USIG Revenue Sharing

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SCHEDULE E

ADMINISTRATIVE SERVICES FOR PORTFOLIOS

Company shall provide certain administrative services respecting the operations of the Fund and certain personal services to Contract Owners investing in Fund, as set forth below. This Schedule, which may be amended from time to time as mutually agreed upon by Company and the Underwriter, constitutes an integral part of the Agreement to which it is attached. Capitalized terms used herein shall, unless otherwise noted, have the same meaning as the defined terms in the Agreement to which this Schedule relates.

A.	RECORDS OF PORTFOLIO SHARE TRANSACTIONS; MISCELLANEOUS RECORDS.

1.	Company shall maintain master accounts with the Fund, on behalf of each Portfolio, which accounts shall bear the name of Company as the record owner of Portfolio shares on behalf of each Variable Account investing in the Portfolio.

2.	Company shall provide assistance reasonably requested by the Underwriter, the Fund and the Fund’s transfer agent as may be necessary to track and record Portfolio share transactions and facilitate the computation of each Portfolio’s net asset value per share.

3.	In addition to the foregoing records, and without limitation, Company shall maintain and preserve all records as required by law to be maintained and preserved in connection with providing administrative services hereunder.

B.	ORDER PLACEMENT AND PAYMENT.

1.	Company shall determine the net amount to be transmitted to the Variable Accounts as a result of redemptions of each Portfolio’s shares based on Contract Owner redemption requests and shall disburse or credit to the Variable Accounts all proceeds of redemptions of Portfolio shares. Company shall notify the Fund of the cash required to meet redemption payments.

2.	Company shall determine the net amount to be transmitted to the Fund as a result of purchases of Portfolio shares based on Contract Owner purchase payments and transfers allocated to the Variable Accounts investing in each Portfolio. Company shall transmit net purchase payments to the Fund’s custodian.

C.	ACCOUNTING SERVICES. Company shall perform miscellaneous accounting services as may be reasonably requested from time to time by the Underwriter, which services shall relate to the business contemplated by this Agreement, as amended from time to time. Such services shall include, without limitation, periodic reconciliation and balancing of Company’s books and records with those of the Fund with respect to such matters as cash accounts, Portfolio share purchase and redemption orders placed with the Fund, dividend and distribution payments by the Fund, and such other accounting matters that may arise from time to time in connection with the operations of the Fund as related to the business contemplated by this Agreement.
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D.	BOARD REPORTS. Company acknowledges that the Underwriter may, from time to time, be called upon by the Board, to provide various types of information pertaining to the operations of the Fund and related matters, and that the Underwriter also may, from time to time, decide to provide such information to the Board in its own discretion. Accordingly, Company agrees to provide the Underwriter with such assistance as the Underwriter may reasonably request so that the Underwriter can report such information to the Fund’s Board in a timely manner.

Company further agrees to provide the Underwriter with such assistance as the Underwriter may reasonably request with respect to the preparation and submission of reports and other documents pertaining to the Fund to appropriate regulatory bodies and third party reporting services.

E. FUND-RELATED CONTRACT OWNER SERVICES. Company agrees to print and distribute, in a timely manner, prospectuses, SAIs, supplements thereto, Periodic Reports and any other materials of the Fund required by law or otherwise to be given to its shareholders, including, without limitation, Contract Owners investing in Portfolio shares, and to bear the expenses, in accordance with the chart set forth below in paragraph F, associated with such printing and distribution. In addition, Company shall bear the expenses associated with (i) printing, mailing, distributing, and tabulating proxy materials, including voting instruction solicitation materials, sent to Contract Owners with respect to proxy solicitations related to the Variable Account or related to matters requested by Company and agreed to by the Fund, (ii) making typesetting and other customization changes to Fund proxy materials, which changes are requested by Company and agreed to by the Fund. Company further agrees to provide telephonic support for Contract Owners, including, without limitation, advice with respect to inquiries about the Fund and each Portfolio (not including information about performance or related to sales), communicating with Contract Owners about the Fund (and Variable Account) performance, and assisting with proxy solicitations, specifically with respect to soliciting voting instructions from Contract Owners.

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SCHEDULE F

Rule 22c-2 Shareholder Information Agreement

THIS AGREEMENT is entered into as of January 28, 2021 by and between (i) Massachusetts Mutual Life Insurance Company (“we” or “us”) and (ii) VAN ECK SECURITIES CORPORATION (“you”) in your capacity as the principal underwriter of VANECK VIP TRUST (each a “Fund” and together the “Funds”).

WHEREAS, Rule 22c-2 under the Investment Company Act of 1940, as amended, requires mutual funds to enter into “shareholder information agreements” with financial intermediaries that hold fund shares on behalf of other investors in “omnibus accounts” and submit orders to purchase or redeem fund shares on behalf of such investors directly to the fund, its transfer agent or principal underwriter; and

WHEREAS, shares of one or more of the Funds are purchased and redeemed on an omnibus basis directly by our Accounts (as defined below) in connection with for one or more Contracts (as defined below).

NOW, THEREFORE, in consideration of the premises and mutual covenants contained below, the parties hereby agree as follows:

1. Definitions. As used in this Agreement, the following terms have the following meanings, unless a different meaning is clearly required by the context:

(a) “Account” means an insurance company separate account sponsored or administered by

us.

(b) “Business Day” means any day that the New York Stock Exchange is open for trading.

(c) “Confidential Information” includes, but is not limited to: (i) “Nonpublic Personal Information” as defined in Title V of the Gramm-Leach-Bliley Act of 1999 or any successor federal or state statute, and the rules and regulations thereunder, all as may be amended or supplemented from time to time, (ii) “Protected Health Information” as such term is defined in the Health Insurance Portability and Accountability Act of 1996, or any successor federal or state statute, and the rules and regulations thereunder, all as may be amended or supplemented from time to time; and (iii) “Shareholder Information” as such term is defined below.

(d) “Contract” means a variable annuity contract, variable life insurance policy or variable funding agreement issued through an Account.

(e) “Fund Policies” means policies established by the Fund and communicated to us in writing for the purpose of eliminating or reducing potentially harmful market timing or frequent trading in shares of the Fund as described in the Fund’s prospectus or statement of additional information as amended from time to time. This term “Fund” does not include any “excepted funds” as defined in Rule 22c-2(b), 17 C.F.R. 270.22c-2(b).

(f) “Indirect Intermediary” means a “financial intermediary” as defined by Rule 22c-2(c)(5)(iii)(excluding any exempted financial intermediary pursuant to Rule 22c-2(c)(1)(iv)) that transmits purchase and redemption orders directly to us on behalf of Shareholders with respect to a Contract invested in a Fund through an Account.

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(g) “Shareholder” means (1) the holder of interests in a Contract or (2) a participant in an employee benefit plan with a beneficial interest in a Contract.

(h) “Shareholder-Initiated Transfer Purchase” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract to a Fund, but does not include transactions that are executed: (i) automatically pursuant to contractual or systematic programs or enrollments such as transfers of assets within a Contract to a Fund as a result of “dollar cost averaging” programs, asset allocation programs and automatic rebalancing programs; (ii) pursuant to a Contract death benefit; (iii) a step-up (or comparable benefit) in Contract value (or comparable benefit base) pursuant to a Contract death benefit or guaranteed minimum withdrawal benefit; or (iv) allocation of assets to a Fund through a Contract as a result of payments such as loan repayments, scheduled contributions, or retirement plan salary reduction contributions, or planned premium payments to the Contract.

(i) “Shareholder-Initiated Transfer Redemption” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract out of a Fund, but does not include transactions that are executed: (i) automatically pursuant to contractual or systematic programs or enrollments such as transfers of assets within a Contract out of a Fund as a result of annuity payouts, loans, systematic withdrawal programs, asset allocation programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of a Fund as a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of the payment of a death benefit from a Contract.

(j) “Written” means any communication other than an oral communication transmitted in paper, electronically or by facsimile.

2. Agreement to Provide Requested Shareholder Information. Effective as of the date of this Agreement, we agree to use our best efforts to provide the following information to you solely for the purpose of facilitating your compliance with Rule 22c-2. Nothing herein, nor any action by us, shall be construed as, or infer that we have undertaken any duty or obligation, whether express or implied, at law or in equity, to detect abusive trading activities pursuant to the Fund Policies. We agree to provide to you, upon prior written request, the following information that is on our books and records (collectively, “Shareholder Information”) for all Shareholders that engaged in any purchase, redemption, transfer or exchange transactions in the Fund shares through an Account during the period covered by the request, if known:

(a) the taxpayer identification number (“TIN”), Individual/International Taxpayer Identification Number (“ITIN”) or other government issued identifier (“GII”);

(b) the individual Contract number or participant account number associated with the Shareholder;

(c) the amount and date(s) and transaction type (purchase, redemption, transfer, or exchange); and

(d) any other data mutually agreed upon in writing.

Unless otherwise specifically requested by you, this Paragraph 2 shall be understood to require us to provide only Shareholder Information relating to Shareholder-Initiated Transfer Purchases and Shareholder-Initiated Transfer Redemptions.

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All requests must contain the relevant fund account number, CUSIP, trade amount and date. Requests must be made to us directly via e-mail at:

RSFundOps22c2Requests@massmutual.com

or such other address we may communicate to you in writing from time to time.

3. Period Covered by Request and Frequency of Requests. Requests to provide Shareholder Information shall set forth the specific period for which it is sought. In no event shall such period begin more than six months prior to the date of the request for information or cover a period greater than thirty (30) days. You will not request information more often than once in any twelve-month period except for good cause. For purposes of this Agreement, good cause will exist where you have a reasonable belief that Shareholder transactions submitted to the Fund indicate potential market timing or excessive trading activity or other violation of Fund Policies. Unless otherwise specifically requested by the Portfolio, we shall only be required to provide information relating to Shareholder-Initiated Purchases or Shareholder-Initiated Transfer Redemptions.

4. Form and Timing of Response; Procedures Regarding Indirect Intermediaries. (a) We agree to provide the requested Shareholder Information that is on our books and records to you promptly, but in any event not later than 10 Business Days after receipt of a good order request given in accordance with Paragraph 2 above, which shall contain the fund account number, CUSIP, trade amount and date. If you so request, we agree to use best efforts to promptly determine whether any specific person, identified by you from the requested Shareholder Information, is itself an Indirect Intermediary. Upon your further request, which must be given in accordance with Paragraph 2 above, we agree to use best efforts either to: (i) provide (or arrange to have provided) the requested Shareholder Information from the Indirect Intermediary; or (ii) if the Indirect Intermediary refuses to provide the requested Shareholder Information and you so direct us in writing, restrict or prohibit further purchases of Fund shares by such Indirect Intermediary through the Account. We agree to inform you whether we plan to perform (i) or (ii).

(b) Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties.

(c) To the extent reasonably practicable, the format for any Shareholder Information provided to you will be consistent with the NSCC Standardized Data Reporting Format.

5. Limitation on Use of Information. You agree that you shall not use the information received pursuant to this Agreement, including any Confidential Information, for any purpose other than to comply with Rule 22c-2. You and your affiliates shall observe applicable state and federal privacy laws, rules and regulations with respect to Confidential Information. You shall safeguard all Confidential Information and promptly notify us of any voluntary or involuntary dissemination thereof. Neither you nor any of your affiliates or subsidiaries may use any information provided pursuant to this Agreement for marketing or solicitation purposes. You further agree to notify us in accordance with applicable state law in the event of a compromise or other breach of the security, confidentiality or integrity of information received from us pursuant to this Agreement.

6. Agreement to Restrict Trading. We agree to execute reasonable, clear and unequivocal written instructions from you given on behalf of the Fund to restrict or prohibit further purchases of Fund shares by a Shareholder that has been identified by you as having engaged in transactions of the Fund’s shares (directly or indirectly through an Account) that violate Fund Policies. Unless you specifically direct us otherwise, such restrictions and prohibitions shall apply only to Shareholder-Initiated Transfer Purchases

37

and Shareholder-Initiated Transfer Redemptions. We will execute such restrictions with respect to the Shareholder, but only for the Contract through which such transactions in the Fund’s shares occurred. We will not impose any restriction, and nothing in this Agreement shall require that we impose any restriction, on a Shareholder based on any transactions other than transactions in the Fund’s shares through an Account. Instructions must be received by us via email at the following address: RSFundOps22c2Requests@massmutual.com , or such other address that we may communicate to you in writing from time to time. Other correspondence may be sent to us at the following address, or such other address that we may communicate to you in writing from time to time:

Massachusetts Mutual Life Insurance Company

1295 State Street, MIP M200-INVST

Springfield, MA 01111

7. Form of Instructions. Instructions given in accordance with Paragraph 6 shall be given to us via e-mail in a mutually agreed upon file format. The instructions in the file must include:

(a) the fund account number;

(b) the Shareholder’s TIN, ITIN or GII, if known;

(c) the specific individual Contract owner number or participant account number (if known) associated with the Shareholder;

(d) the specific restriction(s) to be executed with respect to such Shareholder, including how long such restriction(s) are to remain in place; and

(e) a brief written statement that may be provided to the Shareholder, explaining how the Shareholder’s transfer activity violated Fund Policies.

If the TIN is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

8. Timing of Response. We agree to use reasonable efforts to execute instructions given in accordance with Paragraphs 6 and 7 promptly, but in any event not later than 10 Business Days after receipt of such instructions. We will provide written confirmation to you or your designee as soon as reasonably practicable that instructions have been executed.

9. Construction of the Agreement; Fund Participation Agreements. The parties have entered into one or more Fund Participation Agreements between or among them for the purchase and redemption of shares of the Funds by the Accounts in connection with the Contracts. This Agreement supplements those Fund Participation Agreements. To the extent the terms of this Agreement conflict with the terms of a Fund Participation Agreement, the terms of this Agreement shall control.

10. Termination. This Agreement will terminate upon the termination of the Fund Participation Agreements.

11. Amendment. This Agreement may be modified or amended, and the terms of this Agreement may be waived, only by a writing signed by the parties.

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12. Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

13. Counterparts. This Agreement may be executed in one or more counterparts each of which, when taken together, shall constitute a single instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

Massachusetts Mutual Life Insurance Company

By:	/s/ Michael S. Dunn
Name:	Michael S. Dunn
Title:	Head of Institutional Insurance

VAN ECK SECURITIES CORPORATION

By:	/s/ Laura Hamilton
Name:	Laura Hamilton
Title:	Assistant Vice President
Address for communications:
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SCHEDULE G

For purposes of this Schedule, the terms summary prospectus and statutory prospectus shall have the same meanings as set forth in Rule 498 under the 1933 Act.

The Fund and Underwriter agree to provide each Portfolio’s summary prospectus in formats suitable for print and electronic delivery purposes. The Fund and Underwriter agree that the hosting of such current summary prospectuses and other current documents required by Rule 498(e)(1) (“Fund Documents”), at the url website address designated by the Fund and Underwriter on each summary prospectus (“Fund Documents Site”), is designed to lead directly to the Fund Documents Site and complies with all applicable requirements of Rule 498(e) and (f)(3). The Fund and Underwriter, as applicable, also agree to be responsible for compliance with the provisions of Rule 498 (f)(1) involving requests for additional Fund Documents made directly to the Fund or the Underwriter. The Fund and the Underwriter are not required to provide the summary prospectus delivery option for any Portfolio and should the Fund and the Underwriter decide to discontinue such option, the Underwriter agrees to give the Company no less than sixty (60) days’ advance written notice of such discontinuance and agrees to continue the hosting of the current Fund Documents Site only as long as required by Rule 498(e)(1).

The parties hereto agree that the Company is not required to use the summary prospectus delivery option for any Portfolio. If the Company elects to use a portfolio’s summary prospectus, the Company agrees to do so in compliance with the Agreement and Rule 498. The Company also agrees that any binding together of summary prospectuses or statutory prospectuses with other materials will be done in compliance with Rule 498(c), consistent with industry standards. The Company further agrees that the Company will be responsible for compliance with the provisions of Rule 948(f)(1) involving requests for Fund Documents made directly to the Company’s distribution of any Portfolio’s summary prospectuses, the Company agrees to be solely responsible for the maintenance of its website links that lead to the Fund Documents Site. The Company acknowledges that the Fund Documents Site is transmitted over the Internet on a best-efforts basis but that neither the Fund nor the Underwriter warrants or guarantees its reliability. The Company agrees that it will comply with any policies concerning the Fund Documents Site usage that the Fund or the Underwriter provides to the Company, including any posted website Terms of Use.

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SCHEDULE H

Allocation of Expenses

Paid by the Company	Paid by the Fund
Preparing and filing the Separate Account’s registration statement	Preparing and filing the Fund’s registration statement
Text composition for Separate Account prospectus and supplements	Text composition for Portfolio prospectuses, including summary prospectuses, and supplements
Text alterations of Separate Account prospectus and supplements	Text alterations of Portfolio prospectuses, including summary prospectuses, and supplements

Printing Separate Account prospectuses and supplements for use with prospective Contract owners;

Printing Portfolio prospectuses, including summary prospectuses, and supplements for use with prospective Contract owners

Printing Portfolio Prospectus, including summary prospectuses, and supplements for use with existing Contract owners; or if requested by the Company, providing camera-ready film, PDF or typeset electronic document files of such documents and printing such documents for use with existing Contract owners (1)

Text composition and printing of Separate Account statement of additional information	Text composition and printing of Fund statement of additional information (1)

Mailing and distributing Separate Account prospectuses, supplements and statement of additional information to existing Contract owners as required by applicable law;

Mailing and distributing Separate Account prospectuses and supplements to prospective Contract owners;

Mailing and distributing Portfolio prospectuses, including summary prospectuses, and supplements to prospective Contract owners

Mailing and distributing Portfolio prospectuses, including summary prospectuses, supplements and statement of additional information to existing Contract owners (1)

Printing, mailing and distributing Portfolio and Separate Account supplements and other communications related to fund substitutions, fund closings, fund mergers and other similar fund transactions

Text composition of any annual and semi-annual reports of the Separate Account, printing, mailing, and distributing any annual and semi-annual reports of the Separate Account	Text composition of annual and semi-annual reports of the Portfolio; printing, mailing, and distributing annual and semi-annual reports of the Portfolio to existing Contract owners (1)

Text composition, printing, mailing, distributing, and tabulation of proxy statements and voting instruction solicitation materials to Contract owners with respect to proxies sponsored by the Separate Accounts

Text composition, printing, mailing, distributing, and tabulation of proxy statements and voting instruction solicitation materials to Contract owners with respect to proxies sponsored by the Portfolio or the Fund

(1) The Company may choose to print the Portfolio’s prospectus(es), summary prospectuses, statement of additional information, and its semi- annual and annual reports, or any of such documents, in combination with such documents of other fund companies. In this case, the Fund’s share of the total expense for printing and delivery of the combined materials shall be determined pro-rata based upon the page count of the Portfolio’s documents as compared to the total page count for the combined materials containing all other funds offered under the Contracts.

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